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                     UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)



                                                   Six                                             Nine
                                                  Months                                          Months         Year
                                                  Ended           Year Ended September 30,        Ended         Ended
                                                 March 31,    -------------------------------  September 30,  December 31,
                                                   1997        1996         1995       1994        1993         1992
                                                  -------     -------     -------     -------     -------     -------
EARNINGS:
Earnings before income taxes                      $62,809     $61,717     $39,759     $41,244     $28,009     $43,054
Interest expense                                    8,471      15,921      16,632      16,482      12,664      21,913
Amortization of debt discount and expense              85         173         206         187         147         250
Interest component of rental expense                1,023       1,838       1,604       1,344         953       1,256
                                                  -------     -------     -------     -------     -------     -------
                                                  $72,388     $79,649     $58,201     $59,257     $41,773     $66,473
                                                  =======     =======     =======     =======     =======     =======


COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                  $ 8,471     $15,921     $16,632     $16,482     $12,664     $21,913
Amortization of debt discount and expense              85         173         206         187         147         250
Allowance for funds used during
      construction (capitalized interest)              40         107          65         136          87          57
Interest component of rental expense                1,023       1,838       1,604       1,344         953       1,256
Preferred stock dividend requirements               1,382       2,765       2,778       1,356       2,124       2,613
Adjustment required to state preferred stock
      dividend requirements on a pretax basis         847       1,685       1,164       1,018       1,589       1,846
                                                  -------     -------     -------     -------     -------     -------
                                                  $11,848     $22,489     $22,449     $20,523     $17,564     $27,935
                                                  =======     =======     =======     =======     =======     =======
Ratio of earnings to combined fixed charges
      and preferred stock dividends                  6.11        3.54        2.59        2.89        2.38        2.38
                                                  =======     =======     =======     =======     =======     =======
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